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                                                                    EXHIBIT 99.3

                                   NEW WORLD

                       COMMUNICATIONS GROUP INCORPORATED
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             NBC TO BUY AFFILIATES FROM NEW WORLD FOR $425 MILLION


         Atlanta, Ga., May 22, 1996 -- New World Communications Group Incorporated (NASDAQ: NWCG) has agreed to sell to the National Broadcasting Company its San Diego (KNSD) and Birmingham (WVTM) television stations. Both stations are affiliated with NBC. The transaction is priced at $425 million plus working capital. The transfer of the stations is subject to customary conditions, including approval of the Federal Communications Commission.

         New World said that the transaction will provide capital for new growth opportunities and give the Company greater flexibility in the future. "These stations were important in forming a strategic alliance with NBC in 1995," said William C. Bevins, Chief Executive Officer of New World Communications Group. "However, our current strategy is focused on the wide range of programming flexibility Fox affiliation gives us, particularly the large number of programming hours available to Fox affiliates. NBC affiliates carry many more hours of network programming, and provide less local inventory."

         The ten stations remaining in the New World Group cover approximately 13% of the United States. "Our group remains a strong base for launching programs and our attractive clearances will be useful in forging new programming alliances," added Mr. Bevins.

         The sale does not affect the programming deal struck last year between NBC and New World providing for production and clearance of at least three programs over the next ten years. The entertainment magazine show Access Hollywood is the first program to result from that agreement. It is currently cleared in markets representing 83% of the United States, including over 50% clearance in the valuable access time period.

         The transaction will give rise to a pre-tax gain of approximately $225 million, although any taxes payable will be largely offset by acquired net operating losses.

         New World Communications Group Incorporated is a vertically integrated entertainment company that operates ten television stations in major U.S. markets -- Atlanta, Dallas, Phoenix, Detroit, Cleveland, Tampa, St. Louis, Kansas City, Milwaukee and Austin; produces television programming for first-run, network and cable television; distributes programming domestically and internationally; and sells advertising time on its stations and programs.

                                    --END--

CONTACTS:            Media Relations:  Michael Diamond of New World
Communications Group at 310-444-8266 or Dick Lippin of The Lippin Group at 213-965-1990. Investor Relations: Gary Fishman at 212-685-6890.